Exhibit 99.1

B. Russell Lockridge
Vice President and
Chief Human Resources Officer

May 5, 2009

Mr. Peter B. Hamilton
Senior Vice President and Chief Financial Officer
Brunswick Corporation
1 N. Field Ct.
Lake Forest, IL 60045

Re:  Amendment to Terms and Conditions of Employment Dated October 29, 2008

Dear Peter:

As we have discussed, this amendment letter (the “Amendment”) shall constitute an amendment to the Terms and Conditions of Employment (the “Agreement”) entered into between Brunswick Corporation (“Brunswick”) and you on October 29, 2008, in accordance with Section 16 of the Agreement.

The purpose of this Amendment is to eliminate provisions in the Agreement, including without limitation Section 10, which could entitle you to certain payments from Brunswick in the event that your receipt of any element of compensation or benefit under the Agreement subjects you to excise tax liability.

All capitalized terms used in this Amendment but not otherwise defined herein will have the same meaning as defined in the Agreement, and all section references are to a section of the Agreement, unless otherwise specified.

Accordingly, you and Brunswick hereby agree that, notwithstanding anything to the contrary set forth in the Agreement:

1.           Excise Tax.  Except as provided in Paragraph 2 of this Amendment, Section 10 of the Agreement will be deleted in its entirety and the following language will be inserted in its place:

In the event that it is determined (by the reasonable computation by an independent accounting or consulting firm chosen by the Company (the “Firm”), which determination shall be certified by the Firm and set forth in a certificate delivered to the Executive) that the aggregate amount of the payments, distributions, benefits and entitlements of any type paid or provided to the Executive under the terms of this Agreement or under any other plan, program, policy, or other arrangement, either alone or in combination with other elements of compensation and benefits paid or provided to the Executive (including any payment, distribution, benefit or entitlement made by any person or entity effecting a Change in Control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 10 would be payable to the Executive, exceeds the greatest amount of Parachute Payments that could be paid to the Executive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, being hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to the Executive shall not exceed the amount which produces the greatest after-tax benefit to the Executive after taking into account any Excise Tax to be payable by the Executive.  For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to the Executive, if doing so would place the Executive in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments).  The Executive shall be permitted to provide to the Company written notice specifying which of the Parachute Payments will be subject to reduction or elimination; provided, however, that to the extent that the Executive’s ability to exercise such authority would cause any Parachute Payment to become subject to any Section 409A Tax, or if the Executive does not provide the Company with any such written notice, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the date of the Firm’s determination.  Except as set forth in the preceding sentence, any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

2.           Cross References.  All references in the Agreement to Section 10 and the Excise Tax Adjustment Payment are hereby deleted; provided, however, that the procedural provisions set forth in Sections 10(c), (d) and (e) of the Agreement will continue to apply to Section 7(d) of the Agreement to the extent applicable to the Section 409A Tax.  Additionally, the definitions of “Excise Tax”, “Excise Tax Adjustment Payment”, “Firm”, “Floor Amount” and “Potential Parachute Benefit” in Appendix 1 of the Agreement are hereby deleted.  For the avoidance of doubt, Brunswick shall have no obligation to you with respect to any excise tax obligations or liabilities that may be imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with any Parachute Payments.

3.           Full Force and Effect.  For the avoidance of doubt, except to the extent expressly modified by this Amendment, all terms of the Agreement will remain in full force and effect following the date of this Amendment.

4.           Governing Law.  The validity, interpretation, construction, and performance of this Amendment shall be governed by the laws of the State of Illinois, without regard to its choice of laws provisions, for contracts made and to be performed wholly in such state.

5.           Headings.  Headings to paragraphs hereof are for convenience of reference only and shall not be construed to alter or affect the meaning of any provision of this Amendment.

6.           Entire Agreement.  This Amendment, together with the Agreement and the appendices attached thereto, contains the entire agreement between you and Brunswick concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and Brunswick with respect hereto.  You acknowledge and agree that this Amendment constitutes an amendment to the Agreement in respect of your participation and rights to any benefits thereunder.  This Amendment may not be modified or amended except by a writing signed by each of the parties hereto.

7.           Counterparts.  This Amendment may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

Intending to be legally bound hereby, the parties have executed this Amendment on the dates set forth next to their names below.

BRUNSWICK CORPORATION

Dated: May 5, 2009	By:	/s/ B. RUSSELL LOCKRIDGE
Name: B. Russell Lockridge
Title: Vice President and Chief Human Resources Officer

Dated: May 5, 2009	By:	/s/ PETER B. HAMILTON
Name: Peter B. Hamilton